NON-BINDING LETfER OF INTENT

Date: July 3, 2026

To: Bio-Path Holdings, Inc.

Attn: Vik Grover

From: Farrington Capital Group LLC. and/or its designated affiliate, VantioBio and or Vantio Alpha Fund

Bio-Path Holdings, Inc. ("Bio-Path") and Farrington Capital Group LLC. and/or its designated affiliate, VantioBio and or Vantio Alpha Fund (collectively,"Buyer") are pleased to outline the principal terms of a proposed strategic transaction. This Letter of Intent is intended to provide a framework for diligence and negotiation concerning an exclusive out-license, asset acquisition, or similar transaction involving the DNAbilize platform and related Bio-Path programs, studies, data, know-how, intellectual property, regulatory materials, manufacturing information, and development documentation.

Transaction Scope

The contemplated transaction would include some or all of the following, to the extent owned, controlled, or licensable by Bio-Path:

•          Prexigebersen (BP1001), including related AML studies and supporting materials.

•          BP1001-A, including solid tumor programs such as ovarian, endometrial, and pancreatic cancer.

•          BP1001-A obesity and related metabolic disease applications.

•          BP1002, the liposomal Bcl-2 program.

•          BP1003, the liposomal STAT3 program.

•         The DNAbilize platform, including associated patents, patent applications, know-how, formulations, technical materials, translational materials, regulatory history, and platform-level supporting documentation.

•         All BPTH studies and related preclinical, clinical, translational, regulatory, CMC, manufacturing, and data room materials relevant to the covered assets.

Diligence and Timing

Upon execution of this Letter of Intent, Bio-Path would provide Buyer and its advisors with prompt diligence access to the covered materials so the parties can negotiate definitive documentation. The parties intend to proceed expeditiously and use commercially reasonable efforts to finalize definitive agreements as promptly as practicable.

1

Financing

Buyer has secured a loan facility and intends to use such proceeds as initial capital for the Vantio Alpha Fund and related transaction expenses, subject to final closing and underwriting requirements. Any definitive transaction may remain subject to financing and other customary closing conditions unless otherwise agreed in writing.

Exclusivity

For a period of thirty (30) to sixty (60) days after execution of this Letter of Intent, Bio-Path will negotiate exclusively with Buyer regarding the covered assets and will not solicit, encourage, or enter into negotiations with any third party concerning a competing sale, license, transfer, or similar transaction involving the covered assets or platform rights. This section is intended to be binding.

Confidentiality, Expenses, and Governing Law

The existence and terms of this Letter of Intent, together with all non-public information exchanged in connection with the proposed transaction, will be treated as confidential and governed by any existing confidentiality agreement between the parties or, if none exists, a mutually acceptable confidentiality arrangement. Each party will bear its own expenses. This Letter of Intent will be governed by the laws of the State of Florida. This section is intended to be binding.

Non-Binding Effect

Except for the sections titled Exclusivity and Confidentiality, Expenses, and Governing Law, this Letter of Intent is non-binding and is intended solely as a basis for further discussion and negotiation. No binding obligation with respect to the proposed transaction will exist unless and until definitive agreements are executed by the parties.

If the foregoing is acceptable, please indicate agreement by signing below.

Accepted and agreed:

FARRINTON CAPITAL GROUP LLC.

By: /s/ Alfred Farrington II

Title: Business Development & Community Outreach

Date: July 3, 2026

BIO-PATH HOLDINGS, INC.

By: /s/ Vikram Grover

Name: Vikram Grover

Title: CEO

Date: 07/08/2026

2